Exhibit 99.1

Nightfood Announces Receipt of All Initial Purchase Orders for Nationwide Hotel Distribution

Sleep-Friendly Ice Cream Shipping to Twenty-One Regional Distribution Centers

Tarrytown, NY, April 27, 2022 – Nightfood Holdings, Inc. (OTCQB: NGTF), the sleep-friendly snack company addressing the $50 billion Americans spend annually on nighttime snacks, announced that all 21 anticipated purchase orders for the first national hotel rollout of Nightfood ice cream pints have now been received.

Shipments have been initiated and Nightfood is on target to be available in 21 major hotel distribution hubs across the country in early May.

Also in May, at the direction of a leading global hotel company with thousands of locations in the United States, Nightfood’s first major chainwide hotel distribution is scheduled to begin with the national rollout in a soon-to-be announced major extended-stay hotel chain with approximately 500 properties in the United States.

In addition to the scheduled May launch in that first chain, the Company announced it was contacted earlier this month by corporate-level decision-makers of a second global hotel company who quickly initiated the launch of a pilot test of Nightfood in one of their chains.

With continued sales success, each of these relationships could lead to distribution in thousands of hotel properties.

“We expect this new test to be successful because we’ve seen how well Nightfood has sold in the hotel setting,” commented Nightfood CEO Sean Folkson. “Now that we’re rolling into full national distribution with the largest distributor of snacks in the hospitality space, we’re working hard to reach our goal of securing distribution in 7,500 hotels within the next 9 months, including multiple Nightfood snack formats.”

Nightfood management, with support from iDEAL Hospitality Partners, is working to penetrate the hotel market through additional corporate level initiatives at major hotel companies, partnerships with distributors, agreements with industry-leading Group Purchasing Organizations, and relationships with influential hotel management companies.

Management believes a growing retail footprint will eliminate the desire for corporate-level decision-makers to run retail tests prior to launch. Nightfood’s recently announced arrangement with Remington Hotels, where Nightfood is now a recommended brand to the Remington portfolio of over 120 properties, is expected to help accelerate the national rollout through distribution in some of the most prominent hotels in the country. Remington’s portfolio includes properties from Doubletree, Courtyard, Crowne Plaza, Four Points, Hilton, Hyatt Regency, Marriott, Renaissance, Sheraton, Westin, Wyndham, Curio, Embassy Suites, Intercontinental, Fairfield Inn, Hampton Inn, Hilton Garden Inn, Holiday Inn, Residence Inn, Springhill Suites, and more

“We introduced the Nightfood brand to hotel owners at the AAHOA conference earlier this month, and I’d describe the response as overwhelmingly positive,” added Jill Rigsbee, CEO of iDEAL. “So much groundwork has been laid over the last several months in the run-up to these initial purchase orders. We’re expecting rapid distribution growth this spring and summer as we work to make Nightfood ubiquitous in hotel lobby shops from coast to coast.”

About Nightfood

Nightfood is pioneering the nighttime snack category.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

The brand is currently focused on establishing widespread national distribution of its sleep-friendly snacks in the high-margin hotel vertical. Management believes hotels have an obligation to help guests achieve better sleep, and one way to do that is through the snacks hotels curate for sale in their grab-and-go lobby shops.

With an estimated 56,000 hotels across the United States, national distribution is expected to lead to profitability, consumer adoption of the nighttime snack category, and a strategically defensible position from which category leadership can be maintained.

Questions can be directed to investors@Nightfood.com

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About iDEAL Hospitality Partners Group

iDEAL Hospitality Partners Group, based in Wake Forest, North Carolina, provides outsourced marketing and business development services for companies eager to grow sales in the hospitality sector. The iDEAL team knows the key decision makers and stakeholders that consider and purchase products for all areas of a hotel or resort. Through long-standing relationships with hotel owners and management companies, the iDEAL team presents client’s innovative and unique products and services for the lodging industry to hotels and resorts throughout North and Central America and in the Caribbean.

Forward Looking Statements:

This current press release contains “forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers and hotel chains, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets and hotel chains, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Simon Dang
simon@nightfood.com
718-635-2949

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3

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